Exhibit  10.29

FLEXSTEEL INDUSTRIES, INC.
2022 EQUITY INCENTIVE PLAN

NOTICE OF PERFORMANCE SHARE UNIT GRANT

Unless otherwise defined herein, the terms defined in the Flexsteel Industries, Inc. 2022 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Performance Share Unit Agreement (the “Award Agreement”), which includes the Notice of Performance Share Unit Grant (the “Notice of Grant”) and Terms and Conditions of Performance Share Unit Grant, attached hereto as Exhibit A.

To Participant: ___________________________________________________

Flexsteel Industries, Inc., grants you an Award of performance share units (“PSUs”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

GrantDate:	Performance Period:
Share Price:	Target # of PSU’s:	Vesting Date:

Subject to any acceleration provisions contained in the Plan or set forth below, the PSUs will vest in accordance with the following schedule:

1.Vesting Schedule

The PSUs are eligible to vest only if certain performance goals, described below, are satisfied. Vesting is subject to continued status as a Service Provider through the applicable vesting date.

($’s in Millions)

Metric	Fiscal Year	40% Threshold	100% Target	160% Outstanding	200% Special

Except as provided in Exhibit A, in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the PSUs, the PSUs and Participant’s right to acquire any Shares hereunder will immediately terminate.

2.Forfeiture and Repayment

If you receive or become entitled to receive a payment under this Award Agreement within six months before you cease to be a Service Provider, the Company, in its sole discretion, may require you to forfeit or return the

Award, as the case may be, in the event you:  (a) engage in Competitive Activity (as defined below) at any time during your employment or within a two-year period after you cease to be a Service Provider or (b) engage in Improper Use of Confidential Information (as defined below) at any time. The Company also reserves the right to require you to pay back to the Company any amount received under the Award as described in the Company’s Incentive Compensation Clawback Policy, as then in effect (the “Clawback Policy”).  Further, in no event will you be entitled to an Award under this Award Agreement if you were terminated as a Service Provider for Cause (as defined below) at any time before the payment date of the Award.  Any repayment due under this paragraph will be made by you either in the Shares, or in a dollar amount equal to the Fair Market Value of the Shares determined on the date of repayment, you received under the Award.  The Administrator, in its discretion, will determine which method of payment is acceptable.  The terms of any repayment required under the Clawback Policy will be made in accordance with the Clawback Policy.

“Cause” means, as determined within the sole discretion of the Plan Administrator:

(i)The willful and continued failure of the Participant to perform substantially the Participant’s duties as established from time to time by the Company’s management (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Participant by the Company’s management that specifically identifies the manner in which the management believes that the Participant has not substantially performed the Participant’s duties; or

(ii)Dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Company’s Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Administrator to constitute conduct that warrants forfeiture pursuant to the Plan.

“Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i)Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company; or

(ii)Hiring or soliciting for employment any person who is then an employee of the Company; or

(iii)Inducing or attempting to induce any person to end his or her employment relationship with the Company; or

(iv)Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client or prospective customer of the Company; or

(v)Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i)Any use or disclosure of Confidential Information except as required for the performance of your duties as an employee of the Company;

(ii)Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of your duties as an employee of the Company.

(iii)Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:

(A)any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or

(B)any required disclosure of Confidential Information by law or legal process, if:  (x) you provide prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) you cooperate with the Company in any efforts to seek a protective order.

For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which you have learned or developed in the past as a result of your employment by or association with the Company or which you learn or develop while providing services to the Company.  Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning.  All information disclosed to you or to which you obtain access in whatever form, whether originated by you or by others, during the period that you provide services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if you have a reasonable basis to believe it to be Confidential Information.  For these purposes, Confidential Information will not include knowledge or information:  (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by you; or (ii) that is independently made available to you in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

By Participant’s signature and the signature of the representative of Flexsteel Industries, Inc. (the “Company”) below, Participant and the Company agree that this Award of PSUs is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Performance Share Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

:
PARTICIPANT Signature Print Name Address:	FLEXSTEEL INDUSTRIES, INC. By Title

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT GRANT

1.Grant

The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of PSUs, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2.Company’s Obligation to Pay.

Each PSU represents the right to receive a Share on the date it vests. Unless and until the PSUs will have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any PSUs that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested PSUs shall be paid in whole Shares as soon as practicable after the end of the Performance Period, but in each such case no later than the 15th day of the third month following the end of the Performance Period. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any PSUs payable under this Award Agreement.

3.Vesting Schedule

Except as provided in Section 4, and subject to Section 5, the PSUs awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. PSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.Administrator Discretion

The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested PSUs at any time, subject to the terms of the Plan. If so accelerated, such PSUs will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the PSUs is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated PSUs will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated PSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the PSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the PSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply.

Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.Forfeiture upon Termination of Status as a Service Provider

The balance of the PSUs that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.  However, if the Participant’s status as a Service Provider is terminated (i) as a result of death, (ii) as a result of  Disability, or (iii) for other than Cause, on or after reaching a minimum age of 55 and a minimum length of service of 10 years  (such service requirement need not be continuous), the Participant will be entitled to receive after the completion of the Performance Period a pro rata portion of the Award based on the number of days Participant served as a Service Provider during the Performance Period.

6.Death of Participant

Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Withholding of Taxes

Participant acknowledges that, regardless of any action taken by the Company,  the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the PSUs, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by the Company or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant; (ii) Participant’s and, to the extent required by the Company,  the Company’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the PSUs or sale of Shares; and (iii) any other Company taxes the responsibility for which Participant has, or has agreed to bear, with respect to the PSUs (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Company. Participant further acknowledges that the Company does not (A) make any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) make any commitment to and is under any obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Pursuant to such procedures as the Administrator may specify from time to time, the Company may withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash in U.S. dollars, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from

Participant’s wages or other cash compensation paid to Participant by the Company, (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”), (vi) such other means as the Administrator deems appropriate, or (vii) any combination of the foregoing methods of payment. If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time.

Participant is advised to review with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement.

For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Withholding Obligations. If Participant fails to make satisfactory arrangements for the payment of such Withholding Obligations hereunder at the time any applicable PSUs otherwise are scheduled to vest pursuant to this Award Agreement or Participant’s Withholding Obligations otherwise become due, Participant permanently will forfeit such PSUs to which Participant’s Withholding Obligation relates and any right to receive Shares thereunder and such PSUs will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may permanently refuse to issue or deliver the Shares if such Withholding Obligations are not delivered at the time they are due.

8.Rights as Stockholder

Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.No Guarantee of Continued Service

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE-BASED RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE-BASED RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.Address for Notices.

Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Flexsteel Industries, Inc., 385 Bell Street, Dubuque, Iowa 52001-0877 or at such other address as the Company may hereafter designate in writing.

11.Grant is Not Transferable.

Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.Binding Agreement

Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.Additional Conditions to Issuance of Stock

If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

14.Plan Governs

This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

15.Administrator Authority

The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

16.Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to PSUs awarded under the Plan or future PSUs or Restricted Stock Units that may be awarded under the Plan by electronic means or request or require Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.Captions

Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18.Agreement Severable

In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19.Modifications to the Award Agreement

This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of PSUs.

20.Amendment, Suspension or Termination of the Plan

By accepting this Award, Participant expressly warrants that he or she has received an Award of PSUs under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

21.Governing Law

This Award Agreement will be governed by the laws of Iowa without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of PSUs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Iowa and agree that such litigation will be conducted in the courts of Dubuque County, Iowa, or the federal courts for the United States for the District of Iowa, and no other courts, where this Award of PSUs is made and/or to be performed.